Exhibit (a)(9)

CAPSTONE SERIES FUND, INC.

ARTICLES SUPPLEMENTARY

CAPSTONE SERIES FUND, INC., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting held November 14, 2005, adopted a resolution to reduce the total authorized shares of Common Stock of one of the Corporation's series and to reclassify such authorized but unissued shares as additional shares of Common Stock of another series of the Corporation, such additional shares being further reclassified as two classes of shares of such series.

SECOND: Pursuant to the Corporation's Articles of Incorporation filed on May 11, 1992, as amended and supplemented to date, including by Articles of Amendment filed on the date these Articles Supplementary are filed, as of immediately prior to such reduction of authorized shares of Common Stock of an existing series and reclassification of such authorized but unissued shares as additional shares of Common Stock of two classes of another series, the total number of shares of all series and classes that the Corporation was authorized to issue was twenty-five million (25,000,000), par value of one tenth of one cent ($0.001) per share and having an aggregate par value of twenty-five thousand dollars ($25,000), classified as follows:

Name of Series	Number of Shares; Class Allocation

Steward Small-Cap Equity Fund	12,500,000 (all of one class)
Capstone Employee Stock Ownership Fund	12,500,000 (all of one class)

THIRD: As of immediately subsequent to such reduction of authorized shares of Common Stock of an existing series and reclassification of such authorized but unissued shares as additional shares of Common Stock of two classes of another series, the total number of shares of all series and classes that the Corporation is authorized to issue is twenty-five million (25,000,000), par value of one tenth of one cent ($0.001) per share and having an aggregate par value of twenty-five thousand dollars ($25,000), classified as follows:

Name of Series	Number of Shares; Class Allocation

Steward Small-Cap Equity Fund	12,499,900 -- Individual Class
12,500,000 -- Institutional Class

Capstone Employee Stock Ownership Fund	100 (all of one class)

FOURTH: The reduction of authorized shares of Common Stock of one series and the reclassification of such authorized but unissued shares as additional shares of Common Stock of two classes of another series pursuant to these Articles Supplementary have been so reduced and reclassified by the Board of Directors under the authority contained in the Articles of Incorporation of the Corporation, as amended and supplemented, and in accordance with Section 2-105(c) of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

FIFTH: The shares of Common Stock of each series and class of the Corporation described in Article THIRD hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Corporation's Articles of Incorporation, and in amendments and supplements thereto, ("Articles") and shall be subject to all provisions of such Articles relating to Common Stock of the Corporation, provided that the relative voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of Steward Small-Cap Equity Fund ("SSCEF") shall be as provided below:

1. Classes and Series - General. The relative voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of SSCEF and of each class of shares of SSCEF shall be as follows, unless otherwise provided in Articles of Amendment or in further Articles Supplementary to the Articles:

a. Assets Belonging to Class or Series. All consideration received by the Corporation for the issue or sale of stock of SSCEF, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to SSCEF for all purposes, subject only to the rights of creditors and to the terms and conditions of each class (if any) of SSCEF, and shall be so recorded on the books of account of the Corporation. A portion of any assets, income, earnings, profits or proceeds thereof, funds or payments which are not readily attributable to a particular series of the Corporation and which are determined by the Board of Directors to be properly allocable among the series of the Corporation shall be allocated to SSCEF in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable, and items so allocated to SSCEF shall belong to SSCEF. Each such allocation shall be conclusive and binding upon the stockholders of all series for all purposes.

b. Liabilities Belonging to Class or Series. The assets belonging to SSCEF shall be charged with the liabilities of the Corporation in respect of SSCEF and with all expenses, costs, charges and reserves attributable to SSCEF and shall be so recorded on the books of account of the Corporation; provided, however, that identified costs, expenses, charges, reserves and liabilities properly allocable to a particular class of SSCEF, if any, shall be charged to and borne solely by such class. A portion of any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular class or series and which are determined by the Board of Directors to be properly allocable among the series of the Corporation shall be allocated and charged to SSCEF or to any one or more classes of SSCEF, if any, in such manner and on such basis as the Board of Directors in its sole discretion deems fair and equitable, and any items so allocated to SSCEF or to a particular class of SSCEF, if any, shall be charged to, and shall be a liability belonging to, SSCEF or to that class. Each such allocation shall be conclusive and binding upon the stockholders of all classes and series for all purposes.

c. Income. The Board of Directors shall have full discretion, to the extent not inconsistent with the General Laws of the State of Maryland and the Investment Company Act of 1940, to determine which items shall be treated as income and which items shall be treated as capital. Each such determination shall be conclusive and binding.

d. Dividends and Distributions. The holders of capital stock of SSCEF, or of any class of shares of SSCEF, of record as of a date determined by the Board of Directors from time to time shall be entitled, from funds or other assets legally available therefor, to dividends and distributions, including distributions of capital gains, in such amounts and at such times as may be determined by the Board of Directors. The Board of Directors may determine that no dividend or distribution shall be payable on shares as to which the purchase order, payment or both have not been received by a specified date. Any such dividends or distributions may be declared payable in cash, property or shares of SSCEF or of any class of SSCEF, as determined by the Board of Directors or pursuant to a standing resolution or program adopted or approved by the Board of Directors. Dividends and distributions may be declared with such frequency, including daily, as the Board of Directors may determine and in any reasonable manner, including by standing resolution, by resolutions adopted only once or with such frequency as the Board of Directors may determine, or by formula or other similar method of determination, whether or not the amount of the dividend or distribution so declared can be calculated at the time of such declaration. The Board of Directors may establish payment dates for such dividends and distributions on any basis, including payment that is less frequent than the effectiveness of such declarations. The Board of Directors shall have the discretion to designate for such dividends and distributions amounts sufficient to enable the Corporation or SSCEF, including any class of SSCEF, to qualify as a "regulated investment company" under the Internal Revenue Code of 1986 or any successor or comparable statute, and regulations promulgated thereunder (collectively, the "Code"), and to avoid liability of the Corporation or SSCEF or any class of SSCEF for Federal income tax in respect of a given year and to make other appropriate adjustments in connection therewith. Nothing in the foregoing sentence shall limit the authority of the Board of Directors to designate greater or lesser amounts for such dividends or distributions. The amounts of dividends and distributions declared and paid with respect to capital stock of SSCEF or of any class of SSCEF and the timing of declaration and payment of such dividends and distributions may vary among any such classes and may differ from that of other series and classes of capital stock of the Corporation.

e. Tax Elections. The Board of Directors shall have the power, in its discretion, to make such elections as to the tax status of SSCEF or of any class of SSCEF as may be permitted or required by the Code without the vote of stockholders of the Corporation or of SSCEF or of any class of SSCEF.

f. Liquidation. At any time there are no shares outstanding for SSCEF, or of any class of SSCEF, the Board of Directors may liquidate SSCEF, or such class, as applicable, in accordance with applicable law. In the event of the liquidation or dissolution of the Corporation, or of SSCEF or any class of SSCEF when there are shares outstanding of SSCEF or such class, as applicable, the stockholders of SSCEF, or of such class, as applicable, shall be entitled to receive, when and as declared by the Board of Directors, the excess of the assets attributable to SSCEF or to that class, as applicable, over the liabilities of SSCEF or of that class, determined as provided herein and including assets and liabilities allocated pursuant to sections (a) and (b) above. Any such excess amounts will be distributed to each stockholder of SSCEF or of the applicable class in proportion to the number of outstanding shares of SSCEF or of that class, as applicable, held by that stockholder and recorded on the books of the Corporation. Subject to the requirements of applicable law, dissolution of SSCEF or of a class of SSCEF may be accomplished by distribution of assets to stockholders of SSCEF or of that class as provided herein, by the transfer of assets attributable to SSCEF or to that class to another class or series of the Corporation, by the exchange of shares of SSCEF or of that class for shares of another class or series of the Corporation, or in any other legal manner.

g. Voting Rights. On each matter submitted to a vote of stockholders of the Corporation, each holder of a share of capital stock of SSCEF, including each class of SSCEF, if any, shall be entitled to one vote for each full share, and to a fractional vote for each fractional share of stock standing in such holder's name on the books of the Corporation, irrespective of the class thereof, and all shares of all classes of SSCEF shall vote together with all shares of all other series and classes of the Corporation as a single class, provided that (a) when the Maryland General Corporation Law or the Investment Company Act of 1940 requires that SSCEF or any class of SSCEF vote separately with respect to a given matter, the separate voting requirements of the applicable law shall govern with respect to SSCEF and any of its affected class(es) and SSCEF or such class, as applicable, shall vote as a single class and (b) unless otherwise required by those laws, neither SSCEF nor any class of SSCEF shall vote on any matter that does not affect the interests of SSCEF or of that class, as applicable.

h. Quorum. The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote thereat, without regard to class or series, shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of SSCEF or of any class of SSCEF, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of SSCEF or of such class of SSCEF required to vote as a class on the matter shall constitute a quorum. If at any meeting of the stockholders of the Corporation, or of SSCEF or of any class of SSCEF, as applicable, there shall be less than a quorum present, the stockholders present at such meeting may, without further notice, adjourn the same from time to time until a quorum shall be present.

i. Authorizing Vote. Notwithstanding any provision of the General Laws of the State of Maryland requiring for any purpose a proportion greater than a majority of all votes entitled to be cast, the affirmative vote of the holders of a majority of the total number of shares of the Corporation, of SSCEF or of any class of SSCEF, as applicable, outstanding and entitled to vote under such circumstances pursuant to the Articles of Incorporation, as amended and supplemented, and the By-Laws of the Corporation shall be effective for such purpose, except to the extent otherwise required by the Investment Company Act of 1940 and rules thereunder; provided that, to the extent consistent with the General Laws of the State of Maryland and other applicable law, the By-Laws may provide for authorization to be by the vote of a proportion less than a majority of the votes of the Corporation, of SSCEF or of any class of SSCEF.

j. Preemptive Rights. No stockholder of the Corporation, of SSCEF or of any class of SSCEF shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of SSCEF or of any class of SSCEF, or any other securities of the Corporation which the Corporation proposes to issue or sell; and any or all of such shares or securities of SSCEF, of any class of SSCEF or of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired, and sold to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said stockholder.

k. Redemption.

(1) The Board of Directors shall authorize the Corporation, to the extent it has funds or other property legally available therefor and subject to such reasonable conditions as the directors may determine, to permit each holder of shares of capital stock of SSCEF, or of any class of SSCEF, to require the Corporation to redeem all or any part of the shares standing in the name of such holder on the books of the Corporation, at the applicable redemption price of such shares (which may reflect the deduction of such fees and charges as the Board of Directors may establish from time to time) determined in accordance with procedures established by the Board of Directors of the Corporation from time to time in accordance with applicable law.

(2) Without limiting the generality of the foregoing, the Board of Directors may authorize the Corporation, at its option and to the extent permitted by and in accordance with the conditions of applicable law, to redeem stock of SSCEF, or of any class of SSCEF, owned by any stockholder under circumstances deemed appropriate by the Board of Directors in its sole discretion from time to time, such circumstances including but not limited to (1) failure to provide the Corporation with a tax identification number and (2) failure to maintain ownership of a specified minimum number or value of shares of SSCEF or of any class of SSCEF, such redemption to be effected at such price, at such time and subject to such conditions as may be required or permitted by applicable law.

(3) Payment for redeemed stock of SSCEF or of a class of SSCEF shall be made in cash unless, in the opinion of the Board of Directors, which shall be conclusive, conditions exist which make it advisable for the Corporation to make payment wholly or partially in securities or other property or assets of SSCEF. Payment made wholly or partially in securities or other property or assets may be delayed to such reasonable extent, not inconsistent with applicable law, as is reasonably necessary under the circumstances. No stockholder of SSCEF or of any class of SSCEF shall have the right, except as determined by the Board of Directors, to have his shares redeemed in such securities, property or other assets.

(4) All rights of a stockholder of SSCEF or of a class of SSCEF with respect to a share redeemed, including the right to receive dividends and distributions with respect to such share, shall cease and determine as of the time as at which the redemption price to be paid for such share shall be fixed, in accordance with applicable law, except the right of such stockholder to receive payment for such share as provided herein.

(5) Notwithstanding any other provision of this section (k), the Board of Directors may suspend the right of stockholders of SSCEF or of any or all classes of SSCEF to require the Corporation to redeem shares held by them for such periods and to the extent permitted by, or in accordance with, the Investment Company Act of 1940. The Board of Directors may, in the absence of a ruling by a responsible regulatory official, terminate such suspension at such time as the Board of Directors, in its discretion, shall deem reasonable, such determination to be conclusive.

(6) Shares of SSCEF, including shares of any class of SSCEF, which have been redeemed shall constitute authorized but unissued shares subject to classification and reclassification as provided in the Articles, as further amended and supplemented.

l. Repurchase of Shares. The Board of Directors may by resolution from time to time authorize the Corporation to purchase or otherwise acquire, directly or through an agent, shares of SSCEF or of any class of SSCEF that are outstanding upon such terms and conditions and for such consideration as permitted by applicable law and determined to be reasonable by the Board of Directors and to take all other steps deemed necessary in connection therewith. Shares so purchased or acquired shall have the status of authorized but unissued shares.

m. Valuation. Subject to the requirements of applicable law, the Board of Directors may, in its absolute discretion, establish the basis or method, timing and frequency for determining the value of assets belonging to SSCEF and for determining the net asset value of each share of SSCEF and of each class of SSCEF for purposes of sales, redemptions, repurchases or otherwise. Without limiting the foregoing, the Board of Directors may determine that the net asset value per share of SSCEF or of any class of SSCEF should be maintained at a designated constant value and may establish procedures, not inconsistent with applicable law, to accomplish that result. Such procedures may include a requirement, in the event of a net loss with respect to SSCEF or to a class of SSCEF from time to time, for automatic pro rata capital contributions from each stockholder of SSCEF or of the applicable class of SSCEF in amounts sufficient to maintain the designated constant share value.

n. Certificates. Subject to the requirements of the Maryland General Corporation Law, the Board of Directors may authorize the issuance of some or all of the shares of SSCEF or of any or all classes of SSCEF without certificates and may establish such conditions as it may determine in connection with the issuance of certificates.

o. Name Reservation. The Corporation acknowledges that it uses the word "Capstone" in the name of the Corporation and of any series or class of the Corporation designated pursuant to Article V of the Charter only with the permission of Capstone Financial Services, Inc., a Delaware corporation ("CFS"), the parent company of the investment adviser to the Corporation, and agrees that CFS shall control the use of the word "Capstone" by any series and any class of the Corporation. The Corporation further agrees that if CFS, its successors or assigns should at any time cease to be parent to the investment adviser to the Corporation, the Corporation shall, at the written request of CFS or its successors or assigns eliminate the word "Capstone" from the name of the Corporation and any class of a series of the Corporation and any materials or documents referring to a series or class of the Corporation, and will not henceforth use the word "Capstone" in the conduct of the business of any such series or class, except to any extent specifically agreed to by CFS. The Corporation further acknowledges that CFS reserves the right to grant the non-exclusive right to use the word "Capstone" to any other persons or entities, including other investment companies, whether now in existence or hereafter created. The provisions of this paragraph are binding on the Corporation, including each series and class, their successors and assigns and on the directors, officers, stockholders, creditors and all other persons claiming under or through the Corporation, or any series or class.

p. Determinations by Board of Directors. Any determination made by or pursuant to the direction of the Board of Directors and in accordance with the standards set by the General Laws of the State of Maryland shall be final and conclusive and shall be binding upon SSCEF, each class of SSCEF and upon all stockholders, past, present and future, of SSCEF and of each class of SSCEF.

The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its Senior Vice President, John R. Wolf, and attested to by its Secretary, Richard A. Nunn, on the 20th day of December, 2005.

ATTEST:	CAPSTONE SERIES FUND, IN

/s/ Richard A. Nunn	By: /s/ John R. Wolf (SEAL)
Richard A. Nunn	John R. Wolf
Secretary	Senior Vice President